UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 5, 2008

HEWITT ASSOCIATES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31351	47-0851756
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Half Day Road, Lincolnshire, Illinois	60069
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code: (847) 295-5000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 5, 2008, Hewitt Associates LLC entered into a letter agreement with Perry O. Brandorff regarding terms related to his departure from the Company.

The letter agreement provides for Mr. Brandorff to receive: continuation of medical coverage under COBRA at the rate paid for active employees for one year; any Fiscal Year 2008 Retirement and Savings Plan and Voluntary Deferral Plan (DC Restoration) Company contributions based on fiscal year earnings from October 1, 2007, through August 2, 2008; a Fiscal Year 2008 annual incentive payout based on performance against the goals established as part of Mr. Brandorff’s 2007 performance plan and Company financial performance with a minimum payout equal to 100% of target bonus amount for Fiscal Year 2008; a lump sum amount equal to one times Mr. Brandorff’s annual base salary, less any applicable tax deductions and other requisite withholdings; continued Global Services status on United Airlines through February 2009; a taxable lump sum payment equal to $815,000.00; payment of all accrued but unused vacation and personal time through July 31, 2008; and outplacement services to a capped amount of $20,000.00.

Mr. Brandorff agreed (i) to sign certain releases of claims against the Company, (ii) not to disparage the Company or its affiliates and to continue to act in the best interests of the Company and not take any action which would or could be detrimental in any way to the Company or any of its employees, (iii) to make himself reasonably available for interviews, consultation, meetings, and depositions, and to appear as a witness at trial or, at the election of the Company, provide a sworn statement for any matters in which the Company is a party and for any other matter in which he may have any knowledge or any relevant facts as the Company determines,

A copy of the letter agreement is attached as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

99.1	Letter Agreement between Hewitt Associates LLC and Perry O. Brandorff.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEWITT ASSOCIATES, INC.

By:	/s/ Steven J, Kyono
Steven J. Kyono, Senior Vice President, General Counsel and Secretary

Date: August 6, 2008

EXHIBIT INDEX

Exhibit Number	Description
99.1	Letter Agreement between Hewitt Associates LLC and Perry O. Brandorff.